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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
  THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
             UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.

                        Commission File Number 000-22855


                          INTERNET SPORTS NETWORK, INC.
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             (Exact name of registrant as specified in its charter)

       101 BLOOR STREET WEST, SUITE 200, TORONTO, ONTARIO, CANADA, M5S 2Z7
                                 (416) 599-8800
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          COMMON STOCK, $.001 PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      NONE
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i) [X]                 Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii)[ ]                 Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(i) [ ]                 Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii)[ ]                 Rule 15d-6           [ ]
                             Rule 12h-3(b)(1)(i) [ ]


                     Approximate number of holders of record
                   as of the certification or notice date: 161

     Pursuant to the requirements of the Securities Exchange Act of 1934, Internet Sports Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 18, 2001                   By: /s/ Tom Murray
                                               ---------------------------------
                                               Tom Murray,President and CEO